FOR IMMEDIATE RELEASE

     GENESIS HEALTHCARE BOARD TO MEET ON MAY 14, 2007
TO REVIEW IMPROVED PROPOSALS FROM BOTH FORMATION/JER AND
FILLMORE CAPITAL

KENNETT SQUARE, PA – May 11, 2007 – Genesis HealthCare Corporation (“GHC” or “Genesis”) (NASDAQ: GHCI) today announced that its Board of Directors will meet on Monday, May 14, 2007, to review the previously disclosed proposals from both the venture between affiliates of Formation Capital, LLC (“Formation”) and JER Partners (“JER”), on the one hand, and Fillmore Capital Partners, LLC (“Fillmore”), on the other hand.

Under the Formation/JER proposal, which had expired but was renewed last night, Formation/JER’s existing merger agreement with Genesis would be amended to increase the purchase price to $67.50 per share in cash, up from the previous price of $65.25 per share. In addition, if the Formation/JER transaction does not close before July 31, 2007, the purchase price would increase by approximately 9% per annum, or $0.01664 per day, from July 31, 2007 through August 31, 2007, and by approximately 10% per annum, or $0.01849 per day, from September 1, 2007 until the transaction closes.

Under the Fillmore proposal, Fillmore would acquire Genesis at a price of $69.00 per share in cash, up from its previous offer of $67.25 per share. Fillmore’s proposal does not include an increase in price over time. Fillmore’s proposal states that it will remain in effect until 5:00 p.m. EDT on Tuesday, May 15, 2007. Genesis has requested that Fillmore extend that deadline to account for a four calendar day notice period and other procedural requirements of the Company’s existing merger agreement with Formation/JER.

The adjourned annual meeting of shareholders, at which the vote on the Formation/JER transaction will take place, is scheduled to occur on May 18, 2007 at 10:00 a.m. The meeting will be held at Genesis headquarters in Kennett Square, Pennsylvania. Only shareholders of record as of March 5, 2007 are entitled to vote at the annual meeting. At this time, the Board’s recommendation in favor of the proposed Formation/JER transaction as amended through May 1 is unchanged.

Shareholders who have questions or require assistance in voting their shares should contact MacKenzie Partners at 800-322-2885.

About Genesis HealthCare Corporation

Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

About Formation and JER

Formation Capital is a private equity firm in the senior housing and long-term care industry. Over the past five years Formation Capital has completed over $1.5 billion of acquisitions in the sector and provides asset management services to over 250 facilities nationwide. For more information on Formation Capital, please visit www.formationcapital.com.

JER Partners is the private equity investment arm of J.E. Robert Companies, a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER has completed over $1.1 billion of acquisitions in the senior housing sector. JER’s primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities (“CMBS”) and mezzanine financing. For more information on JER, please visit www.jer.com.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of either of the proposed mergers by regulatory agencies, approval of the either of the proposed mergers by the shareholders of GHC, satisfaction of various other conditions to the closing of either of the proposed mergers contemplated by the merger agreement with Formation/JER or the proposed merger agreement with Fillmore, respectively, and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its definitive proxy statement in connection with the 2007 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:
On March 7, 2007, GHC filed with the SEC, and thereafter furnished to shareholders, a definitive proxy statement in connection with its 2007 annual meeting of shareholders. Since March 7, GHC has filed additional proxy soliciting materials, and GHC may furnish shareholders with additional proxy material. Investors and security holders are urged to read the proxy statement, supplements and other documents filed or to be filed by GHC because they contain (or will contain when available) important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by GHC (when available) at the SEC website at http://www.sec.gov. The proxy statement, supplements and other documents also may be obtained for free from GHC by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger and GHC’s scheduled 2007 annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies from GHC shareholders is set forth in GHC’s proxy statement filed on March 7, 2007 and in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC.

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GHC Investor Contact:

Jim McKeon, CFO: (610) 444-8425

Lori Mayer, Director Investor Relations (610) 925-2000

GHC Media Contact:

Jim Barron/Renée Soto: (212) 687-8080